LightPath Technologies Announces Notification From Nasdaq Relating to Minimum Stockholders' Equity

ORLANDO, FL -- (Marketwire - May 22, 2009) - LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, today announced that it received a letter, dated May 19, 2009, from The NASDAQ Listing Qualifications of The NASDAQ Stock Market, LLC notifying LightPath Technologies that based on its Quarterly Report on Form 10-Q for the period ended March 31, 2009, Nasdaq has determined that LightPath's stockholders' equity does not comply with the minimum $2.5 million stockholders' equity requirement for continued listing on The Nasdaq Capital Market set forth in Marketplace Rule 4310(c)(3). The Nasdaq staff is reviewing LightPath's eligibility for continued listing on The Nasdaq Capital Market and has asked the Company to provide, on or before June 4, 2009, a specific plan to achieve and sustain compliance with all of the Nasdaq Capital Market listing requirements, including a time frame for completion of the plan. The Company intends to respond formally to the Nasdaq request for a plan on or before the June 4, 2009 deadline.

Jim Gaynor, President & Chief Executive Officer of LightPath, commented, "Our objective remains clear going forward as we have focused on growing our revenues in new markets and with new products while continuing to streamline our business and maintain high quality products and excellent service to our customers. We will be taking the necessary steps to address our Nasdaq listing deficiency and will prepare a formal strategy to meet the requirements specified by the Nasdaq exchange in order to maintain our full listing."

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003
dcipolla@lightpath.com

Alliance Advisors, LLC
Mark McPartland
Vice President
+1 (914) 669-0222
markmcp@allianceadvisors.net